Exhibit 10.1
Clarification of Employment Agreement

January 21 , 2005

Mr. Henry R. Silverman, Chairman and Chief Executive Officer
Cendant Corporation
9 West 57th Street
New York, New York 10019

Dear Mr. Silverman:

Reference is made to the Amended and Extended Employment Agreement by and between Cendant Corporation (“Cendant”) and you, dated as of July 1, 2002 (the “Employment Agreement”), and the Second Amendment to Amended and Extended Employment Agreement dated as of August 20, 2004 (the “Second Amendment”). Upon reviewing the Employment Agreement and the Second Amendment, we have discussed a certain provision which, for the benefit of Cendant and its shareholders, we mutually desire to clarify.

As you know, pursuant to the Second Amendment, you previously agreed that your entitlement to receive certain post-termination compensation under certain circumstances (in exchange for providing post-termination consulting services) would be reduced to a period which will not exceed 5 years (prior to the Second Amendment, the period was your lifetime). Cendant and you now wish to clarify that the post-termination restrictive covenants applicable to you under the Employment Agreement (which, for example, preclude you under certain circumstances from competing against Cendant for your lifetime) will not terminate if and when your right to post-termination compensation expires following such 5 year period. Rather, such post-termination restrictive covenants are intended to remain in effect for your lifetime or for as long as you are provided separation benefits from Cendant.

Therefore, for greater clarity and in order to effectuate the intent of the Second Amendment, Cendant and you agree that the second to last sentence of Section 8(c) of the Employment Agreement, which sets forth the definition of “Post Term Cessation Date,” is hereby amended to read, in its entirety, as follows:

“Post Term Cessation Date” shall mean the date that the Company ceases providing you Separation Benefits in breach of this Agreement.

This letter is intended to constitute an amendment to the Employment Agreement and, as amended hereby, the Employment Agreement shall remain in full force and effect. In order to evidence your agreement to the foregoing, please sign and return the enclosed copy of this document, which shall constitute a binding agreement between Cendant and you.

CENDANT CORPORATION

By: /s/ Eric J. Bock
Eric J. Bock
Executive Vice President and Corporate Secretary

Accepted and Agreed to as
of the date first above written:

/s/ Henry R. Silverman
Henry R. Silverman